Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated and effective as of January 9, 2015, is made by and between UNILIFE CORPORATION (“Unilife”), and RAMIN MOJDEHBAKHSH, Ph.D. (“Mojdeh”).

WHEREAS, Unilife and Mojdeh have entered into an employment agreement, dated as of July 1, 2012 (the “Agreement”), as amended by agreements dated September 12, 2013 and September 15, 2014, in connection with Mojdeh’s employment by Unilife;

WHEREAS, Section 15 of the Agreement provides that Unilife and Mojdeh may amend the Agreement by mutual agreement in writing; and

WHEREAS, Unilife and Mojdeh desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The first paragraph of Section 6(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a). General Rule. In the event that (1) Unilife terminates this agreement and Mojdeh’s employment without Cause (as defined herein), including employment termination due to Unilife’s election not to renew this agreement where Mojdeh was willing and able to continue performing services under the terms of this agreement, or (2) Mojdeh terminates this agreement and Mojdeh’s employment for Good Reason (as defined herein), Unilife will pay Mojdeh the severance benefits provided in subparagraphs (i) through (iv) of this Section 6(a). In the event that Mojdeh dies during the period of time for which Unilife was to pay severance and provide continuation of benefits, Unilife shall continue to make such payments and provide such benefits to Mojdeh’s spouse.”

2. The last paragraph of Section 6(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“In the event that Mojdeh terminates this agreement other than for Good Reason, including Mojdeh’s election not to renew the agreement, Mojdeh shall not receive any compensation or benefits from the time that he ceases to devote full time and attention to Unilife’s business, except such compensation as was earned prior to that date, including, but not limited to unused vacation and vested equity grants. In addition, Mojdeh agrees to provide Unilife with thirty (30) days advance written notice of his intent to terminate his employment other than for Good Reason, whether during the initial term or any renewal thereof. Upon termination of this agreement, the parties will be relieved of their duties and obligations, except that the rights and obligations of Unilife under this Section 6(a) shall remain in full force and effect until all appropriate payments have been made to Mojdeh, if applicable, and the rights and obligations of Mojdeh set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination. Upon termination of this agreement, Mojdeh shall not have any further contact with any customers of Unilife on behalf of a competing entity until the expiration of the conditions of Section 8 of this agreement.”

3. The first paragraph of Section 6(b)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i). Termination Pay. Notwithstanding paragraph (a) immediately above, in the event that (1) Unilife terminates this agreement and Mojdeh’s employment without Cause, including employment termination due to Unilife’s election not to renew this agreement where Mojdeh was willing and able to continue performing services under the terms of this agreement, or (2) Mojdeh terminates this agreement and Mojdeh’s employment for Good Reason, in either case coincident with or within twelve months after a Change in Control as defined in subparagraph (iii) immediately below, then Unilife, in lieu of and not in duplication of the severance compensation provided for in paragraph (a) immediately above, shall pay Mojdeh (or Mojdeh’s spouse, in the event Mojdeh dies during the period of time during which Unilife was to pay severance and provide benefits coverage):”

4. A new Section 6(b)(iv) is hereby added to the Agreement as follows:

“(iv) Definition of “Good Reason”. “Good Reason” means any one or more of the following:

(A) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with Mojdeh’s position);

(B) a reduction in Mojdeh’s base salary;

(C) a material breach of this agreement by Unilife; or

(D) the occurrence of the later of: (I) a termination of Alan D. Shortall’s service as Chairman of the Board of Directors of Unilife by Unilife for any reason or (II) a termination of Alan D. Shortall’s employment as the CEO of Unilife by Unilife for any reason, provided that both (I) and (II) must occur for Good Reason to arise.

However, none of the foregoing events or conditions will constitute Good Reason unless Mojdeh provides Unilife with written notice of the event or condition constituting Good Reason within 90 days following the occurrence thereof, Unilife does not reverse or otherwise cure the event or condition within 30 days of receiving such notice, and Mojdeh resigns his employment within 180 days following the expiration of the applicable cure period.”

5. Section 8(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) In consideration for employment by Unilife and the benefits of this agreement, Mojdeh agrees to be bound by the covenant not to compete as set forth in Section 8 of this agreement below; provided however, this non-compete covenant will extend for a period of two (2) years post-employment, if Mojdeh resigns his employment with Unilife without Good Reason or if Unilife terminates Mojdeh’s employment for Cause, and provided further that this non-compete covenant will extend for a period of one (1) year post-employment if Mojdeh’s employment with Unilife is terminated by Unilife for any reason, other than Cause or if Mojdeh’s employment with Unilife is terminated by Mojdeh for Good Reason; provided, however, this non-compete covenant shall be rendered void and unenforceable upon a Change in Control.”

6. The last sentence of Section 9(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“If Mojdeh changes his principal place of residence because (a) Mojdeh leaves Unilife in conjunction with a Change in Control, (b) Unilife requests that Mojdeh relocates, or (c) Mojdeh’s employment is terminated by the Company without Cause or due to Mojdeh’s resignation for Good Reason, Unilife will reimburse Mojdeh for any loss on the sale of his principal residence, in an amount not greater than $150,000, as part of Mojdeh’s relocation benefits.”

7. Capitalized terms not defined herein shall have the meaning set forth in the Agreement. All other provisions of the Agreement not amended by this Amendment shall continue in full force and effect.

8. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, Unilife has caused this Amendment to be executed by its duly authorized officer, and Mojdeh has executed this Amendment, in each case on the date first set forth above.

UNILIFE CORPORATION

By:	/s/ John C. Ryan

Title:	Senior Vice President, General Counsel and Secretary

RAMIN MOJDEHBAKHSH, Ph.D.:

/s/ Ramin Mojdeh